[LETTERHEAD OF LATHAM & WATKINS]

EXHIBIT 5.1

September 17, 2002

Scios Inc.
820 West Maude Avenue
Sunnyvale, California 94085

Re:	Scios Inc. Registration Statement on Form S-3; $150,000,000 Aggregate Principal Amount of 5.50% Convertible Subordinated Notes Due 2009 and 3,816,793 shares of common stock, par value $.001 per share

Ladies and Gentlemen:

In connection with the registration for resale by the holders thereof of $150,000,000 aggregate principal amount of 5.50% Convertible Subordinated Notes due 2009 (the “Notes”) and 3,816,793 shares of common stock, par value $.001 per share (the “Shares”), issuable upon conversion of the Notes by Scios Inc., a Delaware corporation (the “Company”), under the Securities Act of 1933, as amended, on Form S-3 filed with the Securities and Exchange Commission on September     , 2002 (the “Registration Statement”), you have requested our opinion with respect to the matters set forth below. The Notes have been issued pursuant to an indenture dated August 5, 2002 (the “Indenture”) by and between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”). Capitalized terms used herein without definition have the meanings assigned to them in the Indenture.

In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken by the Company in connection with the authorization and issuance of the Notes and the Shares, respectively. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals and copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

We are opining herein as to the effect on the subject transaction only of the internal laws of the State of New York and the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, or in the case of Delaware any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing and the other matters set forth herein, it is our opinion that as of the date hereof:

1.  The Notes have been duly authorized by all necessary corporate action of the Company and constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

2.  The Shares have been duly authorized by all necessary corporate action of the Company, and when issued upon conversion of the Notes in accordance with the terms of the Indenture and the Notes, will be validly issued, fully paid and nonassessable.

Scios Inc.
September 17, 2002

The opinions rendered in paragraph 1 relating to the enforceability of the Notes are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights or remedies of creditors and (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefore may be brought.

In addition, we express no opinion with respect to whether acceleration of the Notes may affect the collectibility of that portion of the stated principal amount thereof that might be determined to constitute unearned interest thereon.

We have not been requested to express, and with your knowledge and consent, do not render any opinion as to the applicability to the obligations of the Company under the Indenture and the Notes of Section 548 of the United States Bankruptcy Code or applicable state law (including, without limitation, Article 10 of the New York Debtor and Creditor Law) relating to fraudulent transfers and obligations.

To the extent that the obligations of the Company under the Indenture may be dependent upon such matters, we assume for purposes of this opinion that the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the legally valid and binding obligation of the Trustee enforceable against the Trustee in accordance with its terms; that the Trustee is in compliance, generally and with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture; and that the Trustee has complied with any applicable requirement to file returns and pay taxes under the Franchise Tax Law of the State of California.

We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading “Legal Matters.”

Very truly yours,

/s/    LATHAM & WATKINS